Exhibit 99.1

May 1, 2019

SRC Energy Inc. Reports First Quarter 2019 Financial Results

Denver--(GlobeNewswire - 5/1/2019) -- SRC Energy Inc. (NYSE American: SRCI) (“SRC”, the “Company”, “we”, “us” or “our”), a U.S. oil and gas exploration and production company with operations focused on the Wattenberg Field in the Denver-Julesburg Basin, reports its financial results for the three months ended March 31, 2019.

First Quarter 2019 Highlights

•	Revenues were $189.5 million for the three months ended March 31, 2019

•	Net income was $49.8 million or $0.20 per diluted share for the three months ended March 31, 2019

•	Adjusted EBITDA was $159.5 million for the three months ended March 31, 2019 (see further discussion regarding the presentation of adjusted EBITDA in "About Non-GAAP Financial Measures" below)

•	Drilling and completion capital expenditures of $110 million for the three months ended March 31, 2019 were funded from EBITDA

First Quarter 2019 Financial Results

The following table presents certain per unit metrics that compare results of the corresponding reporting periods:

	Three Months Ended
			Seq.		Y-o-Y
Net Volumes	3/31/2019	12/31/2018	% Chg.	3/31/2018	% Chg.
Crude Oil (MBbls)	2,967	2,590	15%	2,041	45%
Natural Gas Liquids (MBbls)	1,054	1,089	(3)%	758	39%
Natural Gas (MMcf)	11,391	10,946	4%	7,719	48%
Sales Volumes: (MBOE)	5,919	5,503	8%	4,086	45%
Average Daily Volumes
Daily Production (BOE)	65,771	59,821	10%	45,397	45%
Product Price Received
Crude Oil ($/Bbl) *	$48.33	$52.56	(8)%	$56.01	(14)%
Natural Gas Liquids ($/Bbl)	$12.59	$19.66	(36)%	19.15	(34)%
Natural Gas ($/Mcf) *	$2.52	$2.68	(6)%	$2.14	18%
Avg. Realized Price ($/BOE) *	$31.32	$33.97	(8)%	$35.58	(12)%
Per Unit Cost Information ($/BOE)
Lease Operating Exp.	$2.93	$2.44	20%	$1.93	52%
Production Tax	$1.20	$3.36	(64)%	$3.29	(64)%
DD&A Expense	$10.29	$10.11	2%	$9.08	13%
Total G&A Expense	$1.60	$1.62	nil	$2.35	(32)%
* Includes transportation and gathering expense

Revenues for the three months ended March 31, 2019 were flat compared to the three months ended December 31, 2018 and increased 29% compared to the three months ended March 31, 2018. While sales volumes grew 8%

quarter-over-quarter, 8% lower average realized prices muted revenue growth in a quarter-over-quarter comparison. The year-over-year increase in revenues was primarily driven by growth in sales volumes. Natural gas liquids product pricing during the quarter ended March 31, 2019 were impacted by a redistribution of volume from Mont Belvieu to Conway, a market with lower price realizations, in order to insulate against processing throughput curtailment.

Production taxes for the three months ended March 31, 2019 were offset by a credit related to 2018 estimated severance tax, leading to a 64% decrease when compared to the three months ended December 31, 2018 and March 31, 2018. For the remainder of 2019, production taxes are estimated to be approximately 8% of revenue.

The Company's 2019 first quarter net income totaled $49.8 million, or $0.20 per diluted share, compared to net income of $82.0 million, or $0.34 per diluted share, and $65.8 million, or $0.27 per diluted share, for the three-month periods ending December 31 and March 31, 2018, respectively. Net income and earnings per share were impacted by non-cash changes to derivatives used for hedging, and changes in deferred income tax rates. Adjusted EBITDA in the first quarter of 2019 was $159.5 million as compared to $143.0 million and $115.7 million for the three-month periods ending December 31 and March 31, 2018, respectively.

Credit Agreement
The Company recently completed the semi-annual redetermination of its borrowing base under its revolving credit facility. As a result, the borrowing base under the facility was increased to $700 million from $650 million while the aggregate elected commitments were increased to $550 million from $500 million.  As of March 31, 2019, the Company had $195 million drawn on the facility.

Management Comment
Lynn A. Peterson, Chairman and CEO of SRC Energy Inc. commented, "We are pleased with the progress being made in the Basin to address infrastructure expansion. As we move ahead with the development of our properties we look forward to working with all of our stakeholders. Safety of our employees and communities along with the protection of our environment remain core values of our Company."

Conference Call
The Company will host a conference call on Thursday, May 2, 2019 at 10:00 a.m. Eastern time (8:00 a.m. Mountain time) to discuss the results. The call will be conducted by Chairman and CEO Lynn A. Peterson, CFO James Henderson, Chief Development Officer Nick Spence, Chief Operations Officer Mike Eberhard, and Manager of Investor Relations John Richardson. A Q&A session will immediately follow the discussion of the results for the quarter. Please refer to SRC's website at www.srcenergy.com for the most recent corporate presentation and other news and information.

To participate in this call please dial:
Domestic Dial-in Number: (877) 407-9122
International Dial-in Number: (201) 493-6747

Webcast: https://78449.themediaframe.com/dataconf/productusers/srci/mediaframe/30055/indexl.html

Replay Information:
Conference ID #:  13690162
Replay Dial-In (Toll Free US & Canada):  877-660-6853
Replay Dial-In (International):  201-612-7415
Expiration Date:  5/16/19

About SRC Energy Inc.

SRC Energy Inc. is a Denver based oil and natural gas exploration and production company. SRC's core area of operations is in the Greater Wattenberg Field of the Denver-Julesburg Basin of Colorado. More company news and information about SRC is available at www.srcenergy.com.

Important Cautions Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. The use of words such as "believes", "expects", "anticipates", "intends", "plans", "estimates", "should", "likely", “guidance” or similar expressions indicates a forward-looking statement. Forward-looking statements in the release relate to, among other things, future taxes and midstream matters. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, and information currently available to management. The actual results could differ materially from a conclusion, forecast or projection in the forward-looking information. Certain material factors or assumptions were applied in drawing a conclusion or making a forecast or projection as reflected in the forward-looking information. The identification in this press release of factors that may affect the Company's future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Factors that could cause the Company's actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to: risks associated with the construction of new midstream facilities, the impact of those facilities and other risks associated with the availability of adequate midstream infrastructure; the success of the Company's exploration and development efforts; the price of oil and gas; worldwide economic situation; change in interest rates or inflation; willingness and ability of third parties to honor their contractual commitments; the Company's ability to raise additional capital, as it may be affected by current conditions in the stock market and competition in the oil and gas industry for risk capital; the Company's capital costs, which may be affected by delays or cost overruns; costs of production; environmental and other regulations, as the same presently exist or may later be amended; the Company's ability to identify, finance and integrate any future acquisitions; the volatility of the Company's stock price; and the other factors described in the “Risk Factors” sections of the Company’s filings with the Securities and Exchange Commission, all of which are incorporated by reference in this release. Please see our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 for discussion of the potential effects on our business of SB19-181, which was passed by the Colorado General Assembly in April 2019.

Company Contact:
John Richardson (Investor Relations Manager)
SRC Energy Inc.
Tel 720-616-4308
E-mail: jrichardson@srcenergy.com

Reconciliation of Non-GAAP Financial Measures
We define adjusted EBITDA, a non-GAAP financial measure, as net income adjusted to exclude the impact of the items set forth in the table below. We exclude those items because they can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures, and the method by which the assets were acquired. We believe that adjusted EBITDA is widely used in our industry as a measure of operating performance and may also be used by investors to measure our ability to meet debt covenant requirements. The following table presents a reconciliation of adjusted EBITDA to net income, its nearest GAAP measure:

SRC ENERGY INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands)

	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
Adjusted EBITDA:
Net income	$49,751	$81,974	$65,796
Depreciation, depletion, and accretion	60,918	55,627	37,081
Goodwill impairment	—	40,711	—
Stock-based compensation	3,683	2,940	2,796
Mark-to-market of commodity derivative contracts:
Total gain on commodity derivatives contracts	22,913	(52,017)	5,781
Cash settlements on commodity derivative contracts	4,626	(6,096)	(1,555)
Cash premiums paid for commodity derivative contracts	(319)	—	—
Interest income	(69)	(62)	(9)
Income tax expense	18,034	19,891	5,811
Adjusted EBITDA	$159,537	$142,968	$115,701

Condensed Consolidated Financial Statements
Condensed consolidated financial statements are included below. Additional financial information, including footnotes that are considered an integral part of the condensed consolidated financial statements, can be found in SRC's Quarterly Report on Form 10-Q for the period ended March 31, 2019, which is available at www.sec.gov.

SRC ENERGY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; in thousands)

ASSETS	March 31, 2019	December 31, 2018
Current assets:
Cash and cash equivalents	$56,813	$49,609
Other current assets	147,562	182,831
Total current assets	204,375	232,440

Oil and gas properties and other equipment	2,583,700	2,518,700
Other assets	8,588	3,574

Total assets	$2,796,663	$2,754,714

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	326,575	353,833

Revolving credit facility	195,000	195,000
Notes payable, net of issuance costs	539,666	539,360
Asset retirement obligations	36,093	40,052
Other liabilities	59,749	40,177
Total liabilities	1,157,083	1,168,422

Shareholders' equity:
Common stock and paid-in capital	1,495,887	1,492,350
Retained earnings	143,693	93,942
Total shareholders' equity	1,639,580	1,586,292

Total liabilities and shareholders' equity	$2,796,663	$2,754,714

SRC ENERGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in thousands)

	Three Months Ended March 31,
	2019	2018
Cash flows from operating activities:
Net income	$49,751	$65,796
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation, and accretion	60,918	37,081
Provision for deferred taxes	18,034	5,811
Other, non-cash items	28,837	4,561
Changes in operating assets and liabilities	3,133	14,432
Net cash provided by operating activities	160,673	127,681

Cash flows from investing activities:
Acquisitions of oil and gas properties and leaseholds	2,623	(1,329)
Capital expenditures for drilling and completion activities	(148,904)	(100,347)
Other capital expenditures	(6,378)	(3,957)
Proceeds from sales of oil and gas properties and other	124	728
Net cash used in investing activities	(152,535)	(104,905)

Cash flows from financing activities:
Equity financing activities	(876)	431
Debt financing activities	(58)	(236)
Net cash provided by (used in) financing activities	(934)	195

Net increase in cash and cash equivalents	7,204	22,971
Cash and cash equivalents at beginning of period	49,609	48,772
Cash and cash equivalents at end of period	$56,813	$71,743

SRC ENERGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in thousands, except share and per share data)

	Three Months Ended March 31,
	2019	2018
Oil, natural gas, and NGL revenues	$189,455	$147,233

Expenses:
Lease operating expenses	17,360	7,896
Transportation and gathering	4,054	1,855
Production taxes	7,086	13,443
Depreciation, depletion, and accretion	60,918	37,081
General and administrative	9,469	9,600
Total expenses	98,887	69,875

Operating income	90,568	77,358

Other income (expense):
Commodity derivatives loss	(22,913)	(5,781)
Interest expense, net of amounts capitalized	—	—
Interest income	69	9
Other income	61	21
Total other expense	(22,783)	(5,751)

Income before income taxes	67,785	71,607

Income tax expense	18,034	5,811
Net income	$49,751	$65,796

Net income per common share:
Basic	$0.20	$0.27
Diluted	$0.20	$0.27

Weighted-average shares outstanding:
Basic	243,290,734	241,751,915
Diluted	244,091,516	243,166,897

Released 5/1/2019